Exhibit 23.7

October 28, 2013

Autohome Inc.

10th Floor Tower B, CEC Plaza

3 Dan Ling Street

Haidian District, Beijing

The People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Autohome Inc. (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the completion of the Company’s initial public offering in the United States, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Ya-Qin Zhang
Name: Ya-Qin Zhang